UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.        )

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OmniAmerican Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 30, 2012

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of OmniAmerican Bancorp, Inc., the parent company of OmniAmerican Bank. The Annual Meeting will be held at The Fort Worth Club, Bellevue Room, located at 306 W. 7th Street, Fort Worth, Texas, at 10:00 a.m., Central Time, on May 15, 2012.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted. During the Annual Meeting we will also report on the operations of OmniAmerican Bank. Our directors and officers will be present to respond to any questions that stockholders may have.

The business to be conducted at the Annual Meeting includes the election of three directors, the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2012, and a non-binding resolution approving the compensation of our executive officers.

Our Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interests of OmniAmerican Bancorp, Inc. and its stockholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” each matter to be considered.

Also enclosed for your review is our Annual Report on Form 10-K for the year ended December 31, 2011, which contains detailed information concerning the activities and operating performance of OmniAmerican Bank. On behalf of the Board of Directors, please take a moment now to cast your vote on the enclosed proxy card. Please complete, sign, date and return the proxy card in the postage-paid envelope provided. You may also vote electronically via the Internet at http://www.rtcoproxy.com/oabc, or by phone at 1-866-838-9019. Voting in advance of the Annual Meeting will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Sincerely,

Tim Carter

President and Chief Executive Officer

OMNIAMERICAN BANCORP, INC.

1320 South University Drive, Suite 900

Fort Worth, Texas 76107

(817) 367-4640

NOTICE OF

2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 15, 2012

Notice is hereby given that the 2012 Annual Meeting of Stockholders of OmniAmerican Bancorp, Inc. (the “Meeting”) will be held at The Fort Worth Club, Bellevue Room, 306 W. 7th Street, Fort Worth, Texas, on May 15, 2012 at 10:00 a.m., Central Time.

A Proxy Card and a Proxy Statement for the Meeting are enclosed.

The Meeting is for the purpose of considering and acting upon:

1.	The election of three directors;

2.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2012;

3.	To consider a non-binding resolution approving the compensation of our executive officers; and

such other matters as may properly come before the Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Meeting.

Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Stockholders of record at the close of business on March 16, 2012, are the stockholders entitled to vote at the Meeting, and any adjournments thereof.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. YOU MAY CHOOSE TO VOTE YOUR SHARES ON YOUR PROXY BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY ALSO VOTE ELECTRONICALLY VIA THE INTERNET AT: http://www.rtcoproxy.com/oabc, OR BY PHONE AT 1-866-838-9019. ANY PROXY THAT YOU GIVE MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. YOU MAY REVOKE A PROXY BY FILING WITH THE CORPORATE SECRETARY OF OMNIAMERICAN BANCORP, INC. A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE PERSONALLY AT THE MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 15, 2012

The Notice and Proxy Statement, Annual Report on Form 10-K and Proxy Card are available at https://www.omniamerican.com/proxy.

By Order of the Board of Directors

Mary-Margaret Lemons
Corporate Secretary

Fort Worth, Texas

March 30, 2012

A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

Proxy Statement

OMNIAMERICAN BANCORP, INC.

1320 South University Drive, Suite 900

Fort Worth, Texas 76107

(817) 367-4640

2012 ANNUAL MEETING OF STOCKHOLDERS

May 15, 2012

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of OmniAmerican Bancorp, Inc. to be used at the 2012 Annual Meeting of Stockholders of OmniAmerican Bancorp, Inc., which will be held at The Fort Worth Club, Bellevue Room, 306 W. 7th Street, Fort Worth, Texas, on May 15, 2012, at 10:00 a.m., Central Time, and all adjournments of the annual meeting. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about March 30, 2012.

REVOCATION OF PROXIES

Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. Proxies solicited on behalf of our Board of Directors will be voted in accordance with the directions given thereon. You may vote by signing and returning your Proxy Card to OmniAmerican Bancorp, Inc. You may also vote electronically via the Internet at: http://www.rtcoproxy.com/oabc, or by phone at 1-866-838-9019. Proxies we receive that are validly executed, but contain no instructions for voting, will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the annual meeting.

Proxies may be revoked by sending written notice of revocation to the Corporate Secretary of OmniAmerican Bancorp, Inc., Mary-Margaret Lemons, at the address shown above, or by returning a duly executed proxy bearing a later date by mail, as described on your Proxy Card. The presence at the annual meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the annual meeting or delivers a written revocation to the Corporate Secretary prior to the voting of such proxy.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Holders of record of our shares of common stock, par value $0.01 per share, as of the close of business on March 16, 2012 are entitled to one vote for each share then held. As of March 16, 2012, there were 11,313,410 shares of common stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present.

As to the election of directors, the Proxy Card being provided by the Board of Directors enables a stockholder to vote FOR ALL NOMINEES proposed by the Board, to WITHHOLD AUTHORITY FOR ALL NOMINEES or to vote FOR ALL EXCEPT one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld.

As to the ratification of KPMG LLP as our independent registered public accounting firm, by checking the appropriate box, a stockholder may: (i) vote FOR the ratification; (ii) vote AGAINST the ratification; or (iii) ABSTAIN from voting on such ratification. The affirmative vote of a majority of the votes cast at the annual meeting is required for the ratification of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2012. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the matter.

Notwithstanding ratification of KPMG LLP by stockholders, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If the appointment is not ratified by our stockholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm.

As to the advisory, non-binding resolution with respect to our executive compensation as described in this proxy statement, a stockholder may: (i) vote “FOR” the resolution; (ii) vote “AGAINST” the resolution; or (iii) “ABSTAIN” from voting on the resolution. The affirmative vote of a majority of the votes cast at the annual meeting, without regard to either broker non-votes, or shares as to which the “ABSTAIN” box has been selected on the proxy card, is required for the approval of this non-binding resolution. While this vote is required by law, it will neither be binding on the Company or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board of Directors.

Security Ownership of Certain Beneficial Owners

As provided in Section D of Article 5 of our Articles of Incorporation, record holders who beneficially own in excess of 10% of the outstanding shares of our common stock are not entitled to vote any shares held in excess of this 10% limit. Subject to certain exceptions, a person is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person. The Board of Directors of OmniAmerican Bancorp, Inc. is authorized to construe and apply the provisions of Section D of Article 5 of the Articles of Incorporation, and to make all determinations it deems necessary or desirable to implement them, including determining the number of shares beneficially owned by any person and whether a person is an affiliate of or has an arrangement or agreement with another person, and to demand certain information from any person who is reasonably believed to beneficially own stock in excess of the 10% limit and reimbursement for all expenses incurred by OmniAmerican Bancorp, Inc. in connection with an investigation conducted by the Board of Directors pursuant to the provisions of Article 5, Section D of the Articles of Incorporation.

Persons and groups who beneficially own in excess of 5% of our shares of common stock are required to file certain reports with the Securities and Exchange Commission regarding such ownership pursuant to the Securities Exchange Act of 1934. The following table sets forth, as of March 16, 2012, the shares of our common stock beneficially owned by each person known to us who was the beneficial owner of more than 5% of the outstanding shares of our common stock.

Name and Address of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership (1)		Percent of Shares of Common Stock Outstanding
Wellington Management Company, LLP	1,160,747	(2)	10.3%
280 Congress Street
Boston, MA 02109

OmniAmerican Bank	1,068,487		9.4%
Employee Stock Ownership Plan and 401(k) Profit Sharing Plan
1320 South University Drive, Suite 900
Fort Worth, Texas 76107

Clover Partners, L.P.	780,801	(3)	6.9%
Clover Investments, LLC
Michael C. Mewhinney
100 Crescent Court, Ste 575
Dallas, Texas 75201

Warren A. Mackey	765,719	(4)	6.8%
40 Worth Street, 10th Floor
New York, NY 10013

Forest Hill Capital LLC	665,750	(5)	5.9%
100 Morgan Keegan Drive, #430
Little Rock, AR 72202

Sandler O’Neill Asset Management, LLC	618,300	(6)	5.5%
Terry Maltese
150 East 52nd Street, 30th Floor
New York, NY 10022

(1)

In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.

(2)

Based on a Schedule 13G/A filed with the Securities and Exchange Commission on December 12, 2011, Wellington Management Company, LLP has shared voting power over 1,115,947 shares and shared investment power over 1,160,747 shares.

(3)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2012, Clover Partners, L.P. has shared voting and investment power over all 780,801 shares.
(4)

Based on a Schedule 13D/A filed with the Securities and Exchange Commission on August 26, 2010, Warren A. Mackey has sole voting and investment power over 13,000 shares and shared voting and investment power over 752,719 shares. Homestead Partners LP has shared voting and investment power over 331,398 shares. Homestead Odyssey Partners LP has shared voting and investment power over 283,900 shares. Arles Partners LP has shared voting and investment power over 137,421 shares. Arles Advisors, Inc. has shared voting and investment power over 752,719 shares.

(5)

Based on a Schedule 13F filed with the Securities and Exchange Commission on February 13, 2012, Forest Hill Capital LLC has sole voting power over 138,817 shares and sole investment power over 665,750 shares.

(6)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2012, Sandler O’Neill Asset Management LLC has shared voting and investment power over 608,300 shares.

Participants in the OmniAmerican Bank Employee Stock Ownership Plan, 401(k) Plan or 2011 Equity Incentive Plan

If you participate in the OmniAmerican Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold OmniAmerican Bancorp, Inc. common stock through the OmniAmerican Bank 401(k) Profit Sharing Plan (the “401(k) Plan”), you will receive vote authorization forms for the plans that reflect all shares you may direct the trustees to vote on your behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of OmniAmerican Bancorp, Inc. common stock held by the ESOP and deemed allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to provide instructions for all shares credited to his or her 401(k) Plan account and held in the OmniAmerican Bancorp, Inc. Stock Fund. Shares for which no voting instructions are given or for which instructions were not timely received will be voted in the same proportion as shares for which voting instructions were received. The deadline for returning your voting instructions for shares held in the ESOP or 401(k) Plan is May 9, 2012.

Under the terms of the 2011 Equity Incentive Plan (the “Equity Plan”), a holder of restricted stock granted through the Equity Plan is entitled to one vote for each share held in his or her Equity Plan Account.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors consists of 10 members. Our Bylaws provide that approximately one-third of the directors are to be elected annually. Our directors are generally elected to serve for a three-year period, or a shorter period if the director is elected to fill a vacancy, and until their respective successors shall have been elected and shall qualify. Three directors will be elected at the annual meeting and will serve until their successors have been elected and qualified. The Nominating and Corporate Governance Committee has nominated Wayne P. Burchfield, Jr., Patti Callan and John F. Sammons, Jr. to serve as directors for three-year terms. Each nominee is currently a member of the Board of Directors.

The following table sets forth certain information regarding the composition of our Board of Directors and executive officers who are not directors as of March 16, 2012, including the terms of office of Board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the annual meeting for the election of the nominees identified below. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Nominating and Corporate Governance Committee may recommend. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

Names and Addresses (1)	Age(2)	Positions Held	Director Since(3)	Current Term to Expire	Shares of Common Stock Beneficially Owned on Record Date (4)	Percent of Class

NOMINEES
Wayne P. Burchfield, Jr.	59	Director	2001	2012	12,200(5)	*
Patti Callan	53	Director	2006	2012	15,000(6)	*
John F. Sammons, Jr.	62	Vice Chairman	2009	2012	41,245(7)	*

DIRECTORS CONTINUING IN OFFICE
Tim Carter	57	President, Chief Executive Officer and Director	2007	2014	50,583(8)	*
Elaine Anderson	59	Chairman of the Board	1996	2013	32,638(9)	*
Joan Anthony	61	Director	1995	2014	14,000(10)	*
Norman G. Carroll	68	Director	1996	2014	9,000(11)	*
Patrick D. Conley	53	Director	2006	2014	14,629(12)	*
James Herring	69	Director	1994	2013	18,000(13)	*
Wesley R. Turner	61	Director	2011	2013	16,000(14)	*

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Deborah B. Wilkinson	61	Senior Executive Vice President and Chief Financial Officer	N/A	N/A	34,264(15)	*
Terry M. Almon	56	Senior Executive Vice President and Chief Operating Officer	N/A	N/A	27,562(16)	*
Anne Holland	49	Senior Executive Vice President and Chief Lending Officer	N/A	N/A	52,386(17)	*
T.L. Arnold, Jr.	48	Executive Vice President and Chief Credit Officer	N/A	N/A	9,405(18)	*
All Directors and Executive Officers as a Group (14 persons)					346,912	3.1%

(1)	The mailing address for each person listed is 1320 South University Drive, Suite 900, Fort Worth, Texas 76107.
(2)	As of March 16, 2012.
(3)	Reflects initial appointment to the Board of Directors of the mutual and credit union predecessors of OmniAmerican Bank.
(4)	See definition of “beneficial ownership” in the table in “Security Ownership of Certain Beneficial Owners.”
(5)	Includes 7,200 shares of common stock held in Mr. Burchfield’s individual retirement account and 5,000 restricted shares in his Equity Plan account.
(6)	Includes 10,000 shares of common stock held in Ms. Callan’s individual retirement account and 5,000 restricted shares in her Equity Plan account.
(7)	Includes 5,000 restricted shares held in Mr. Sammons’ Equity Plan account.
(8)

Includes 12,800 shares of common stock held in Mr. Carter’s individual retirement account, 7,339 shares held in his 401(k) Plan account, 1,610 shares allocated under the ESOP and 26,843 shares of restricted stock in his Equity Plan account.

(9)	Includes 1,350 shares of common stock held in Ms. Anderson’s individual retirement account, 23,288 by her spouse’s individual retirement account and 5,000 restricted shares in her Equity Plan account.
(10)	Includes 800 shares of common stock held in Ms. Anthony’s individual retirement account and 5,000 restricted shares in her Equity Plan account.
(11)

Includes 3,000 shares of common stock held in Mr. Carroll’s individual retirement account, 1,000 shares held in his spouse’s individual retirement account and 5,000 restricted shares in his Equity Plan account.

(12)	Includes 9,629 shares of common stock held in Mr. Conley’s individual retirement account and 5,000 restricted shares in his Equity Plan account.
(13)

Includes 6,600 shares of common stock held in Mr. Herring’s individual retirement account, 1,100 shares held by his spouse’s individual retirement account and 5,000 restricted shares in his Equity Plan account.

(14)	Includes 5,000 restricted shares held in Mr. Turner’s Equity Plan account.
(15)	Includes 16,840 shares of common stock held in Ms. Wilkinson’s 401(k) Plan account, 1,510 shares allocated under the ESOP and 10,314 shares in her Equity Plan account.
(16)	Includes 18,042 shares of common stock held in Ms. Almon’s 401(k) Plan account, 760 shares allocated under the ESOP and 8,760 shares in her Equity Plan account.
(17)

Includes 32,301 shares of common stock held in Ms. Holland’s individual retirement account, 6,751 shares held in her 401(k) Plan account, 1,401 shares allocated under the ESOP, 3,100 held by her minor children, 550 shares held in her spouse’s individual retirement account and 8,283 shares in her Equity Plan account.

(18)	Includes 2,570 shares of common stock held in Mr. Arnold’s 401(k) Plan account, 1,182 shares allocated under the ESOP and 5,653 shares in his Equity Plan account.
*	Less than 1%.

Directors

The principal occupation during the past five years of each of our directors is set forth below. All directors have held their present positions for five years unless otherwise stated.

Elaine Anderson has served for 20 years, most recently as Senior Vice President and Chief Compliance Officer, with Texas Health Resources which has 24 acute-care and short-stay hospitals that are owned, operated, joint-ventured or affiliated with the healthcare system. She is also a certified public accountant. Her prior professional experience includes serving in various positions with the international accounting firm, PricewaterhouseCoopers (formerly Coopers & Lybrand), from 1980 to 1991. Ms. Anderson’s public accounting experience and understanding of financial statements led to her selection as Chairman of the Board. As a member of the Audit Committee, she has been designated as our “audit committee financial expert.”

Joan Anthony is currently retired after serving as a Human Resource Business Partner for Interstate Batteries, Inc., a wholesaler and retailer of replacement brand batteries in North America, from 2006 to 2011. Previously, from 1999 to 2006, she was the Regional Human Resource Manager for Republic Beverage Company, a wine/spirits distributor in Texas. Ms. Anthony’s knowledge of human resources and compensation issues makes her well qualified to serve as a director.

Wayne P. Burchfield, Jr. is a certified public accountant and has been President of Wayne P. Burchfield, Jr., P.C. since 1990. He has been a practicing accountant for over 35 years. Mr. Burchfield’s public accounting experience and understanding of financial statements make him a valuable member of our Board, and led to his selection as Chairman of the Nominating & Governance Committee. Mr. Burchfield served as Chairman of the Board from 2008 to 2010.

Patti Callan is a principal of Callan Consulting and has provided services for the healthcare and insurance industries in the Dallas/Fort Worth area since 2001. Formerly she held executive management positions for regional and national insurance companies and owned an independent insurance agency. Ms. Callan’s extensive business experience qualifies her to serve as a director and led to her selection as Chairman of the Compensation Committee.

Norman G. Carroll is currently retired. He was a Senior Procurement Specialist at Bell Helicopter Textron, Inc., a major aircraft manufacturer, from 1979 to 2006. Mr. Carroll has more than 40 years’ experience in the development and procurement for the manufacture of military and civilian aircraft. He also was responsible for the management of procurement and contracts for all supplies, equipment, and services required for five major facilities with more than 6,000 employees in the Dallas and Fort Worth area. His business experience and continued involvement in the local community provides unique organizational skills and business insight to the Board’s deliberations.

Tim Carter has served as the President and Chief Executive Officer of OmniAmerican Bank since 2007. From 2004 until joining OmniAmerican Bank, he was the President and Chief Executive Officer of United Way of Metropolitan Tarrant County. Mr. Carter has over 25 years of banking experience, including serving as President of Texas Commerce Bank-Fort Worth and Chairman of Chase Bank-Fort Worth, which qualifies him to serve as a director. Mr. Carter was also the Mayor of the City of Bellaire, Texas from 1988 to 1992.

Patrick D. Conley has served as an Audit Supervisor with the Office of the Inspector General of the U.S. Department of Transportation since 1999. He also is a certified public accountant and a certified internal auditor. Mr. Conley brings experience in addressing the challenges associated with managing a financial institution in a government-regulated environment. His experience supervising audits has prepared him to serve on our Audit Committee, making him a valuable member of our Board.

James Herring has been the owner of Herring Construction Co. since 2001. The company is involved in residential construction projects in the Dallas/Fort Worth metroplex. Mr. Herring also served as the Mayor of the City of White Settlement, Texas from 1981 to 2002. His experience in managing a local business and his community involvement led to his appointment to the Board and his selection as Chairman of the Audit Committee.

John F. Sammons, Jr. is the Chairman and Chief Executive Officer of Mid-States Services, Inc., which provides food, commissary and vending services to the corrections industry nationwide, and has served in that position since 1999. Mr. Sammons also served as the Mayor of the City of Temple, Texas from 1980 to 1988. Mr. Sammons’ extensive business experience and knowledge of the local community led to his appointment as director and Vice Chairman of the Board.

Wesley R. Turner is Vice President of Strategic Planning with Advance Newspaper, a position he has held since 2008. From 1975 until 2007, Mr. Turner was with the Fort Worth Star-Telegram, where he served as President and Publisher from 1997 until 2007. Earlier in his career, he held leadership roles in advertising at the Fort Worth Star Telegram, as well as other publications. Mr. Turner is actively involved in local charitable efforts. His business experience and knowledge of the local community led to his appointment to the Board.

Executive Officers who are not Directors

The principal occupation during the past five years of each of our executive officers, other than Mr. Carter, is set forth below. These officers are employees of OmniAmerican Bank and also serve as officers for OmniAmerican Bancorp, Inc., holding the same titles for each company. All executive officers have held their present positions for five years unless otherwise stated.

Terry M. Almon has served as Senior Executive Vice President and Chief Operating Officer of OmniAmerican Bank since July 2009. From 2007 to 2009, Ms. Almon was the owner of Oklahoma Community Capital Corporation, which was organized to purchase a bank, and also provided consulting services to small businesses and non-profit organizations. Ms. Almon has 22 years of experience in the banking industry, including serving as President and Chief Executive Officer of Arkansas Valley State Bank, Broken Arrow, Oklahoma, between 2000 and 2007. She has also served as Senior Vice President at Oklahoma National Bank, Tulsa, Oklahoma and Senior Vice President at Stillwater National Bank, Stillwater, Oklahoma.

T.L. Arnold, Jr. has served as Executive Vice President and Chief Credit Officer of OmniAmerican Bank since August 2009. He has been with OmniAmerican Bank since 2008, serving most recently as Senior Vice President and Chief Credit Officer. From 2007 to 2008, he was a Senior Credit Officer at Marquette Financial Companies. From 2003 to 2007, Mr. Arnold was Executive Vice President/Portfolio Manager of Marquette Commercial Finance, Inc., Fort Worth, Texas, a specialized financial services provider.

Anne Holland has served as Senior Executive Vice President and Chief Lending Officer of OmniAmerican Bank since September 2009. She has been with OmniAmerican Bank since 2008 serving most recently as Executive Vice President. She is a certified financial planner and licensed securities representative. From 2001 to 2008, she served as a financial consultant and project manager to a variety of financial and real estate companies and associations. From 1985 to 2001, Ms. Holland held various positions at JPMorgan Chase and its predecessors.

Deborah B. Wilkinson has served as Senior Executive Vice President and Chief Financial Officer of OmniAmerican Bank since July 2009. She has been with OmniAmerican Bank since 2006, serving most recently as Executive Vice President and Chief Financial Officer. From 2003 to 2006, she was the Executive Vice President of Operations and Administration of Marquette Commercial Finance, Inc., Fort Worth, Texas, a specialized financial services provider. She is a certified public accountant.

Board Independence

The Board of Directors has determined that each of our directors, with the exception of President and Chief Executive Officer Tim Carter, is “independent” as defined in the listing standards of the NASDAQ Global Select Market. Mr. Carter is not independent because he is one of our executive officers. There were no transactions not required to be reported under “—Transactions With Certain Related Persons,” below that were considered in determining the independence of our directors.

Board Leadership Structure and Risk Oversight

Our Board of Directors is chaired by Elaine Anderson, who is a non-executive director. This structure ensures a greater role for the independent directors in the oversight of OmniAmerican Bancorp, Inc. and OmniAmerican Bank and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

The Board of Directors is actively involved in oversight of risks that could affect OmniAmerican Bancorp, Inc. This oversight is conducted primarily through committees of the Board of Directors, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within OmniAmerican Bancorp, Inc. Risks relating to the direct operations of OmniAmerican Bank are further overseen by the Board of Directors of OmniAmerican Bank, who are the same individuals who serve on the Board of Directors of OmniAmerican Bancorp, Inc. The Board of Directors of OmniAmerican Bank also has additional committees that conduct risk oversight separate from OmniAmerican Bancorp, Inc. Further, the Board of Directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to the organization.

Meetings and Committees of the Board of Directors

The business of OmniAmerican Bancorp, Inc. is conducted at regular and special meetings of the full Board and its standing committees. In addition, our independent directors meet in executive sessions. The standing committees consist of the Audit, Compensation and Nominating and Corporate Governance Committees. During the year ended December 31, 2011, the Board of Directors of OmniAmerican Bancorp, Inc. met at five regular meetings. During the year ended December 31, 2011, the Board of Directors of OmniAmerican Bank met at 12 regular meetings and one special meeting. No member of the Board or any committee thereof attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director); and (ii) the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served). The duties and responsibilities of the Compensation, Audit and Nominating and Corporate Governance Committees are as follows.

Compensation Committee. The Compensation Committee is composed of independent, non-employee directors who are not eligible to participate in management compensation programs. The current members of the Compensation Committee consist of Directors Callan, who serves as Chairman, Anderson, Anthony, and Sammons. The Compensation Committee meets at least quarterly, or more frequently if necessary. Our Compensation Committee has adopted a written charter which is available on our website at http://www.OmniAmerican.com. The Compensation Committee of OmniAmerican Bank met ten times during the year ended December 31, 2011. The purpose of the Compensation Committee is to, among other things, evaluate:

•	the compensation of the executive officers and other senior officers, including oversight of base salary, bonus, incentive compensation and other benefits and perquisites; and

•	the performance of the Chief Executive Officer on an annual basis and approval of his base salary, bonus and incentive compensation.

In furtherance of these objectives, the Compensation Committee is responsible, among other things, for:

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approving the corporate compensation philosophy, including overseeing and monitoring the executive compensation policies, plans and programs for such officers to ensure that they are consistent with the compensation philosophy and the long-term interests of our stockholders;

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reviewing and, if appropriate, amending and approving management’s recommendations for compensation issues such as salary ranges, annual merit increases, annual bonuses and long-term incentive plans, including in the future, equity-based compensation programs such as stock options and restricted stock awards;

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annually reviewing the Chief Executive Officer’s evaluation of the performance of the senior executives who report directly to the Chief Executive Officer in connection with its overall review of executive compensation;

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reviewing and approving the execution of management contracts, change in control agreements and severance agreements, as well as any special supplemental benefits, for senior executives and reviewing the annual renewal of such contracts;

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retaining, at the expense of OmniAmerican Bank, as applicable, compensation consultants, outside counsel and other advisors as the Committee may deem appropriate in its sole discretion. The Committee shall have sole authority to approve related fees and retention terms;

•	reviewing and approving all employee benefit plans, including retirement plans and health insurance; and

•	recommending to the full Board of Directors the compensation for directors including retainer, committee and committee chairman fees, and other similar items, as appropriate.

The Compensation Committee shall have available to it the resources and authority necessary to properly discharge its duties and responsibilities, including the authority to retain counsel and other experts or consultants. The Compensation Committee, in performing these duties and responsibilities with respect to director and executive officer compensation, relies on the assistance of professionals within our Human Resources Department. In addition, the Compensation Committee sometimes utilizes survey information provided by compensation consultants in recommending compensation levels.

Audit Committee. The Audit Committee consists of Directors Herring, who serves as Chairman, Anderson, Carroll and Conley. Each member of the Audit Committee is “independent” as defined in the NASDAQ corporate governance listing standards and under Securities and Exchange Commission Rule 10A-3. The Board of Directors has determined that Ms. Anderson qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the Securities and Exchange Commission. Information with respect to the experience of Ms. Anderson is included in “—Directors.” Our Audit Committee has adopted a written charter, which is available on our website at http://www.OmniAmerican.com. The Audit Committee of OmniAmerican Bank met nine times during the year ended December 31, 2011.

The duties and responsibilities of the Audit Committee include, among other things:

•	retaining, overseeing and evaluating an independent registered public accounting firm to audit our annual financial statements;

•	overseeing our external financial reporting processes;

•	approving all engagements for audit and non-audit services by the independent registered public accounting firm;

•	reviewing the audited financial statements with management and the independent registered public accounting firm;

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considering whether certain relationships with the independent registered public accounting firm and the provision by the independent registered public accounting firm of services not related to the annual audit and quarterly reviews is consistent with maintaining the independent registered public accounting firm’s independence;

•	overseeing the activities of the internal audit staff and reviewing management’s administration of the system of internal accounting controls; and

•	conducting an annual performance evaluation of the Committee and annually reviewing the adequacy of its charter.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of Directors Burchfield, who serves as Chairman, Anthony, Herring and Sammons. Each member of the Nominating and Corporate Governance Committee is considered “independent” as defined in the NASDAQ corporate governance listing standards. Our Nominating and Corporate Governance Committee has adopted a written charter, which is available on our website at http://www.OmniAmerican.com. The Nominating and Corporate Governance Committee of OmniAmerican Bank met four times during the year ended December 31, 2011.

The functions of the Nominating and Corporate Governance Committee include the following:

•	leading the search for individuals qualified to become members of the Board and selecting director nominees to be presented for stockholder approval;

•	developing and recommending to the Board of Directors other specific criteria for the selection of individuals to be considered for election or re-election to the Board of Directors;

•	adopting procedures for the submission of recommendations by stockholders for nominees for the Board of Directors; and

•	conducting an annual performance evaluation of the Committee and annually reviewing the adequacy of its charter and recommending any proposed changes to the Board of Directors.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of director nominees, if it chooses to do so. The Nominating and Corporate Governance Committee will seek to identify a candidate who, at a minimum, satisfies the following criteria:

•	financial, regulatory and business experience;

•	familiarity with and participation in the local community;

•	integrity, honesty and reputation in connection with upholding a position of trust with respect to customers;

•	dedication to OmniAmerican Bancorp, Inc. and its stockholders; and

•	independence.

The Nominating and Corporate Governance Committee will also consider any other factors the Nominating and Corporate Governance Committee deems relevant, including age, diversity of our stockholders, employees, customers and community, size of the Board of Directors and regulatory disclosure obligations. With respect to nominating an existing director for re-election to the Board of Directors, the Nominating and Corporate Governance Committee will consider and review: an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence. Although the Nominating and Corporate Governance Committee and the Board do not have a formal policy with regard to the consideration of diversity in identifying a director nominee, diversity is considered in the identification process. While attributes such as relevant experience, financial acumen, and formal education are always considered in the identification process, the Nominating and Corporate Governance Committee and the Board will also evaluate a potential director nominee’s personal character, community involvement, and willingness to serve so that he or she can help further our role as a community-based financial institution.

Procedures for the Recommendation of Director Nominees by Stockholders. The Nominating and Corporate Governance Committee has adopted procedures for the submission of recommendations for director nominees by stockholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Nominating and Corporate Governance Committee will consider candidates submitted by our stockholders. Stockholders can submit the names of qualified candidates for director by writing to us at 1320 South University Drive, Suite 900, Fort Worth, Texas 76107, Attention: Corporate Secretary. The Corporate Secretary must receive a submission for consideration for the 2013 Annual Meeting of Stockholders no later than October 21, 2012.

The submission must include the following information:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Committee;

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the name and address of the stockholder as they appear on our books, and number of shares of our common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

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the name, address and contact information for the candidate, and the number of shares of our common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the candidate’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Securities and Exchange Commission Regulation 14A;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of OmniAmerican Bancorp, Inc. or its affiliates;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement of the candidate that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in our Bylaws.

Stockholder Communications with the Board. A stockholder of OmniAmerican Bancorp, Inc. who wants to communicate with the Board of Directors or with any individual director can write to: Board of Directors, OmniAmerican Bancorp, Inc., 1320 South University Drive, Suite 900, Fort Worth, Texas 76107, Attention: Corporate Secretary. The letter should indicate that the author is a stockholder of OmniAmerican Bancorp, Inc. and, if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Corporate Secretary will:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly, for example, a request for information about us on a stock-related matter may be forwarded to our stockholder relations officer; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

The Corporate Secretary shall make these communications that were not forwarded available to the directors on request.

Board Evaluations

Each year, our Board evaluates the performance of its committees and its members. This evaluation process occurs in two stages. Each Board member answers a questionnaire designed to rate, on a scale of one to five, the performance of each Board committee on which that director serves, with respect to a number of components relevant to that committee’s functions. The answers and comments are compiled anonymously and reviewed by the committee as a whole, and reported to the full Board. The Nominating and Corporate Governance Committee then reviews those results and recommends changes in committee structure and function to the full Board. In addition, each Board member fills out a confidential self evaluation of his or her own performance, which is delivered to the Board chair. The Board chair then reviews that information with the Board member and solicits input from each committee chair with respect to the Board member’s performance. The Nominating and Corporate Governance Committee considers this information when recommending a slate of candidates to be nominated by the full Board.

Attendance at Annual Meetings of Stockholders

Although we do not have a formal written policy regarding director attendance at annual meetings of stockholders, it is expected that directors will attend these meetings, absent unavoidable scheduling conflicts. In 2011, each of our 10 directors attended the 2011 Annual Meeting of Stockholders.

Code of Ethics

We have adopted a Code of Ethics that is applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Code of Ethics is available on our website at http://www.OmniAmerican.com. Amendments to and waivers from the Code of Ethics with respect to directors and executive officers will also be disclosed on our website.

Code of Conduct

We have adopted a Code of Conduct that is applicable to all employees. Each year, the employees are trained with respect to their responsibilities under, and acknowledge that they understand their responsibilities and will comply with all aspects of, the Code of Conduct.

Audit Committee Report

The Audit Committee has issued a report that states as follows:

•	we have reviewed and discussed with management and the independent registered public accounting firm our audited consolidated financial statements for the year ended December 31, 2011;

•	we have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended; and

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we have received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and have discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and this report shall not otherwise be deemed “soliciting material” or filed with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

This report has been provided by the Audit Committee, which consists of Directors Herring (Chairman), Anderson, Carroll and Conley.

Section 16(a) Beneficial Ownership Reporting Compliance

The common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934. The officers and directors of OmniAmerican Bancorp, Inc. and beneficial owners of greater than 10% of our shares of common stock (“10% beneficial owners”) are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership. Securities and Exchange Commission rules require disclosure in our Proxy Statement and Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the shares of common stock to file a Form 3, 4 or 5 on a timely basis. Based on our review of such ownership reports, we believe that no officer, director or 10% beneficial owner of OmniAmerican Bancorp, Inc. failed to file such ownership reports on a timely basis for the year ended December 31, 2011.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee determines the salaries to be paid each year to the Chief Executive Officer and those executive officers who report directly to the Chief Executive Officer. The Compensation Committee consists of Directors Callan, who serves as Chairman, Anderson, Anthony and Sammons. None of these individuals was an officer or employee of OmniAmerican Bank during the year ended December 31, 2011, or is a former officer of OmniAmerican Bank. None of the members of the Compensation Committee had any relationship requiring disclosure under “—Transactions with Certain Related Persons.”

During the year ended December 31, 2011, (i) no executive of OmniAmerican Bank served as a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Compensation Committee of OmniAmerican Bank; (ii) no executive officer of OmniAmerican Bank served as a director of another entity, one of whose executive officers served on the Compensation Committee of OmniAmerican Bank; and (iii) no executive officer of OmniAmerican Bank served as a member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of OmniAmerican Bank. Officers are employees of OmniAmerican Bank and also serve as officers for OmniAmerican Bancorp, Inc., holding the same titles for each company.

Compensation Committee Report

The Compensation Committee has issued a report that states that it has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in our Proxy Statement.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and this report shall not otherwise be deemed “soliciting material” or filed with the Securities and Exchange Commission subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

This report has been provided by the Compensation Committee, which consists of Directors Callan, who serves as Chairman, Anderson, Anthony and Sammons.

Compensation Discussion and Analysis

Our Compensation Philosophy. OmniAmerican Bank is committed to providing all employees with a total compensation package that is fair, equitable, and competitive with the markets in which we operate and other industry peer groups. This objective is established through the collaborative efforts of the Board of Directors, Executive Management and Human Resources. Compensation strategies are aimed at fulfilling the business goals and objectives of OmniAmerican Bank by attracting and retaining a diverse and qualified workforce, rewarding performance, encouraging employee skill development, and providing greater career opportunities. OmniAmerican Bank is engaged in a competitive industry, therefore the success of the organization is dependent on its ability to attract and retain qualified senior executives through competitive compensation packages. As a public company, we have based our compensation decisions on four basic principles:

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Meeting the Demands of the Market – Our goal is to compensate our employees at competitive levels so we are considered the employer of choice among our peers who provide similar financial services in the markets we serve;

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Aligning Management’s Interest with Stockholders – We use equity compensation as a key component of our compensation mix to develop a culture of ownership among our key personnel and to align their individual financial interests with the interests of our stockholders;

•	Driving Performance – We will base compensation in part on the attainment of company-wide, business unit and individual targets that contribute to our earnings; and

•	Reflecting our Business Philosophy – Our approach to compensation reflects our values and the way we do business in the communities we serve.

Additionally, our compensation philosophy provides a control framework for the elements of compensation and the processes to maintain a reasonable and appropriately balanced approach.

The Board of Directors, Executive Management and Human Resources will abide by the regulatory guidelines established by the Guidance on Sound Incentive Compensation Policies issued jointly by all regulators through the Federal Reserve. Additionally, as stated in the guidance, OmniAmerican Bank will be responsible for establishing and maintaining a Compensation Committee of the Board of Directors that has a written charter delineating the Committee’s purpose, responsibilities, and membership qualifications. The Committee will review compensation provisions and monitor all regulatory agency guidance on practices related to compensation and employment agreements. In 2011, we maintained a claw-back feature for our short-term incentive plan giving our Board of Directors the ability to recover all or part of an incentive payment if based on financial information that is subject to restatement or if performance targets are later determined not to have been achieved.

Administration of the Compensation Policy is managed in a non-discriminatory business environment and is applied equally to all employees and is in compliance with all state and federal laws. OmniAmerican Bank’s Human Resources Department is responsible for reviewing all compensation decisions to determine their impact on diversity. Human Resources will ensure reasonable and competitive salaries are provided for each employee based upon the requirements of the position, market value and the employee’s experience and performance level, as well as to establish a pattern of salary growth commensurate with the employee’s performance.

Executive Compensation. OmniAmerican Bank’s managers, in conjunction with Human Resources, review and set appropriate base salary levels for all employees except for our Named Executive Officers (as defined below in “— Executive Compensation – Summary Compensation Table”). Our Compensation Committee recommends base salaries for the Named Executive Officers for approval by the Board. OmniAmerican Bank maintains practices and principles marked by fiscal discipline, sufficient flexibility to attract and retain talent, and attention to reasonableness and soundness. The guiding principles to our approach are to:

•	Attract and retain talented and experienced employees in the highly competitive banking industry;

•	Motivate and reward employees whose experience, knowledge, skills and performance are critical to our success;

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Provide a competitive compensation package which is weighted towards pay for performance, and in which total compensation payouts are determined by Company, team and individual results, including the maximization of shareholder value;

•	Maintain oversight by the Board of Directors;

•	Ensure fairness among the employees by recognizing the contributions each employee makes to our success;

•	Foster a shared commitment among employees by coordinating their corporate, team and individual goals; and

•	Deter excessive risk-taking through disciplined risk management that has a long-term orientation and flexible compensation programs.

In 2011, our stockholders approved the 2011 Equity Incentive Plan which is designed to help us meet the objectives of our compensation philosophy by achieving a balance among these various elements of compensation that is competitive with our industry peers and that creates appropriate incentives for our management team. To achieve the necessary balance, the Compensation Committee of our Board of Directors has worked with independent compensation consultants to provide us with their expertise on competitive compensation practices and help us evaluate and compare our compensation program and financial performance with that of our peers. In addition, we have reviewed information relative to equity awards made by our peers in the thrift industry as well as regulatory limitations imposed by our primary federal regulator in order to determine the mix and size of awards that we will make to our officers and non-employee directors.

To date, executive officers have been compensated only for their services to OmniAmerican Bank. OmniAmerican Bank expects to continue this practice. OmniAmerican Bancorp, Inc. will not pay any additional or separate compensation until we have a business reason to establish separate compensation programs. However, any future equity-based awards made as part of OmniAmerican Bank’s executive compensation will be made in OmniAmerican Bancorp, Inc. common stock rather than OmniAmerican Bank common stock.

This discussion is focused primarily on the compensation of our Named Executive Officers, each of whom is named in the Summary Compensation Table which appears later in this section.

Role of the Compensation Committee. The Compensation Committee of OmniAmerican Bank’s Board of Directors is appointed annually by the Board of Directors and is responsible for overseeing and making recommendations to the Board of Directors with respect to the compensation of the Named Executive Officers, including the President and Chief Executive Officer. As part of these duties, the Compensation Committee conducts an annual performance review of the President and Chief Executive Officer and, in consultation with the President and Chief Executive Officer and Director of Human Resources, reviews the performance of each other Named Executive Officer. The Board of Directors has ultimate authority to approve the compensation of all Named Executive Officers, including the President and Chief Executive Officer.

The Compensation Committee ensures that the compensation programs are designed to encourage high levels of performance and provide ongoing professional development, promote accountability and adherence to our Code of Ethics and Code of Conduct, ensure employee performance is aligned with the short-term and long-term strategic goals of OmniAmerican Bank and to serve the best interests of the organization. The Compensation Committee also reviews, oversees and approves (prior to recommendation to the Board of Directors for final approval) the management and implementation of OmniAmerican Bank’s principal employee benefit plans as well as the 2011 Equity Incentive Plan. The Compensation Committee may also undertake other duties related to oversight of OmniAmerican Bank’s human resources function. The Compensation Committee has a formal charter that describes the Committee’s scope of authority and its duties.

At our 2011 annual meeting of stockholders, approximately 86% of the votes cast on the advisory say-on-pay proposal voted in favor of our executive compensation. The Compensation Committee believes that this vote affirmed stockholder support for our compensation program. As a result of the level of stockholder approval, the Compensation Committee did not make any significant changes to the compensation program for 2012 based on the say-on-pay advisory vote. The Compensation Committee will continue to carefully consider the outcome of this vote each year when making compensation decisions.

The Compensation Committee consists of the following directors: Callan (Chair), Anderson, Anthony, and Sammons, all of whom are “independent” within the meaning of Rule 5605 of the NASDAQ Stock Market.

Role of Executives in Committee Activities. The executive officers who serve as a resource to the Compensation Committee are the President and Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer and the Director of Human Resources. The President and Chief Executive Officer and the Director of Human Resources provide the Compensation Committee with input regarding OmniAmerican Bank’s employee compensation philosophy, process and compensation decisions for employees, including Named Executive Officers. In addition to providing factual information such as company-wide performance on relevant measures, these executives articulate management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future evaluations, and otherwise supply information to assist the Compensation Committee. At the request of the Compensation Committee, the Director of Human Resources communicates directly with third-party consultants, primarily to assist the Compensation Committee in evaluating relevant survey data and to evaluate the estimated financial impact regarding any proposed changes to the various components of compensation. The President and Chief Executive Officer also provides information about individual performance assessments for the other Named Executive Officers and, along with the Director of Human Resources, expresses to the Compensation Committee his views on the appropriate levels of compensation for the other Named Executive Officers for the ensuing year.

Executives participate in Compensation Committee activities purely in an informational and advisory capacity and have no vote on Compensation Committee matters. Neither the President and Chief Executive Officer, the Chief Financial Officer, nor the Chief Operating Officer attend those portions of Compensation Committee meetings during which their performance is evaluated or their compensation is being determined. No executive officer other than the President and Chief Executive Officer and the Director of Human Resources attends those portions of Compensation Committee meetings during which the performance of the Named Executive Officers is evaluated or their compensation is being determined.

Use of Consultants. The Compensation Committee periodically engages independent compensation consultants to assist it in the compensation evaluation process for Named Executive Officers. The consultants, who are retained by and report to the Compensation Committee, work with the Director of Human Resources in performing services for the Compensation Committee. In addition, the President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Director of Human Resources typically are requested to provide information and feedback. The consultants provide expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The consultants also provide survey data, and assist in assembling relevant comparison groups for various purposes and establishing benchmarks for base salary, cash incentives and equity incentives from the survey and comparison group data. For the 2010 calendar year, the Compensation Committee retained Longnecker & Associates as independent compensation consultants to advise them with respect to the implementation of the 2011 Equity Incentive Plan and to make suggestions with respect to the mix and size of awards under such plan. In addition, Longnecker & Associates assisted in the Committee’s review of the total direct compensation (base salary, annual incentives, and long-term incentives) for senior management, assessment of the competitiveness of executive compensation, based on asset size, market capitalization and profitability, as compared to the peer group and published survey companies in the Banking industry. They also provided conclusions and recommendations for current total direct compensation packages. In March 2012, the Compensation Committee retained McLagan who reviewed OmniAmerican Bank’s executive incentive plan. McLagan determined that the plan does not promote excessive risk-taking at OmniAmerican Bank. Based on review of the McLagan analysis and consideration by the Compensation Committee, the executive incentive plan was modified to measure the Named Executive Officers against OmniAmerican Bank corporate goals, as discussed in “— Performance and Incentive Plan Awards.”

Compensation Objectives. The overall objectives of OmniAmerican Bank’s compensation programs are to recruit and retain excellent management, officers and staff in critical positions, to motivate and reward employees and officers (including the Named Executive Officers) for performance, and to provide competitive compensation to attract talent to the organization. The methods used to achieve these goals for Named Executive Officers are strongly influenced by the compensation and employment practices of OmniAmerican Bank’s competitors within the financial services industry, and elsewhere in the marketplace. We also consider each Named Executive Officer’s individual performance and contribution in achieving corporate goals.

Our compensation program is designed to reward the Named Executive Officers based on their level of assigned management responsibilities, individual experience and performance levels, and knowledge of our organization. The creation of long-term value is highly dependent on the development and effective execution of a sound business strategy by our executive officers. Other considerations influencing the design of our executive compensation program are:

•	experience in the financial services industry that promotes the safe and sound operation of OmniAmerican Bank;

•	executives with sufficient experience in our markets relating to the needs of our customers, products and investments in various phases of the economic cycle;

•	disciplined decision-making that respects our business plan, but adapts to change; and

•	the retention and development of incumbent executives who meet or exceed performance objectives. Recruiting executives can be expensive, unpredictable, and have a disruptive effect on our operations.

Components of Compensation. Compensation in 2011 consisted primarily of base salary, annual cash incentive awards based upon a cash incentive plan, stock allocations from the 2011 Equity Incentive Plan, broad-based benefits generally available to all full-time employees, including OmniAmerican Bank’s ESOP, and perquisites available only to certain Named Executive Officers.

The 2011 compensation program for our Named Executive Officers consisted of the following key elements:

•	base salary, which is designed to provide a reasonable level of predictable income commensurate with market standards for the executive’s position;

•	non-equity incentive compensation;

•	equity incentive compensation;

•	discretionary cash bonuses;

•	and broad-based employee benefits.

OmniAmerican Bank has implemented an incentive compensation program for our executive officers, including the Named Executive Officers. The incentive compensation program is based on the satisfaction of certain performance criteria defined specifically for each officer. Under the program, Named Executive Officers are entitled to a cash incentive bonus based on a predetermined percentage of their base salary if they meet certain performance targets, which may change from year to year. Incentive targets and criteria focused on key corporate strategic goals and individual goals are established prior to or in the first quarter of each year. Levels of achievement are set at threshold, target and maximum, with the bonus level determined by the level of achievement of the performance criteria by the applicable individual. For 2011, the bonus potential (as a percentage of base salary) for our Named Executive Officers including our President and Chief Executive Officer, was based upon the following: President and CEO – 30%; Senior Executive Vice Presidents – 25%; Executive Vice Presidents – 20%; Senior Vice Presidents – 10% and Management Committee Vice Presidents – 7.5%. The plan includes a claw-back feature giving our Board of Directors the ability to recover all or part of an incentive payment if based on financial information that is subject to restatement or performance targets are later determined not to have been achieved. In order for any participant to receive 100% of the non-equity incentive award for 2011 on the basis of satisfaction of individual or corporate goals, we were required to achieve a threshold level of earnings before taxes of $4.24 million. Minimum earnings of $3.8 million before taxes were required in order for the participants to receive 50% of the calculated incentive award. Actual earnings before taxes for 2011 totaled $5.8 million thereby exceeding our threshold financial target for the payment of 100% of the calculated awards under the plan. We also provide to our Named Executive Officers certain broad-based benefits available to all qualifying employees of OmniAmerican Bank, as well as fringe benefits and perquisites, and retirement and other termination benefits not generally available to all qualifying employees of OmniAmerican Bank.

The following summarizes the significant broad-based benefits in which the Named Executive Officers were eligible to participate during 2011:

•	a defined contribution 401(k) profit-sharing plan;

•	healthcare (medical, dental) coverage (all employees share between 15% to 66% of the cost, depending on their elections);

•	group term life insurance and accidental death and dismemberment (AD&D) policies;

•	long-term disability insurance coverage;

•	health care and dependent care flexible spending accounts;

•	an employee stock ownership plan; and

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several employee-paid supplemental insurance benefits available to full-time employees, including: supplemental life insurance (coverage for spouses and children also offered); supplemental short-term disability; AFLAC/cancer; personal accident; personal recovery; intensive care; hospital care, long term care; vision care; Teladoc and Hyatt pre-paid legal coverage.

The Named Executive Officers also are eligible for an executive long-term disability plan, with a maximum monthly benefit of $2,500. The benefit is only available to our senior vice presidents and above.

OmniAmerican Bank provides our President and Chief Executive Officer with perquisites not generally available to its other Named Executive Officers. OmniAmerican Bank incurs the expense of a country club membership for Mr. Carter as well as memberships in other social and professional organizations and clubs in order to facilitate business development for OmniAmerican Bank. In lieu of a monthly automobile allowance, Mr. Carter has use of an automobile (including all operating expenses) owned by OmniAmerican Bank for business and personal use. Personal use of the automobile is reported as taxable income to Mr. Carter. In addition, we reimburse Mr. Carter for one-half of his premium cost on a supplemental life insurance policy with a death benefit of $1 million, as well as for the cost of medical, dental and vision coverage and short and long-term disability coverage. We also provide Mr. Carter and his spouse with long-term care insurance and pay the cost of his annual health examinations.

In addition to the components of executive compensation described above, Mr. Carter has an employment agreement with OmniAmerican Bank. See “—Employment Agreements” for a description of this agreement and for information about potential payments upon termination of employment with OmniAmerican Bank. The employment agreement is designed to give OmniAmerican Bank the ability to retain the services of the designated executive while reducing, to the extent possible, unnecessary disruptions to OmniAmerican Bank’s operations. The agreement is for a three-year period, and is reviewed and renewed annually by the Compensation Committee of the Board of Directors. The agreement provides for salary and bonus payments, as well as certain additional post-employment benefits, primarily life insurance benefits and under certain conditions, health benefits.

We have also entered into a change in control agreement with each of our senior executives, Deborah B. Wilkinson, Senior Executive Vice President and Chief Financial Officer, Terry Almon, Senior Executive Vice President and Chief Operating Officer, Anne Holland, Senior Executive Vice President and Chief Lending Officer and T.L. Arnold, Executive Vice-President and Chief Credit Officer. See “—Change in Control Agreements” for a description of these agreements and for information about potential payments upon termination of employment with OmniAmerican Bank.

Analyzing the Components of Compensation. Currently, the Compensation Committee analyzes the level and relative mix of each of the principal components of compensation for Named Executive Officers. The President and Chief Executive Officer and the Director of Human Resources also make recommendations to the Compensation Committee relating to compensation to be paid to the other Named Executive Officers. Based on this analysis, the Compensation Committee makes annual recommendations to the independent members of the Board of Directors about each Named Executive Officer’s compensation.

The Compensation Committee reviews the other components of executive compensation (broad-based benefits and executive perquisites), but does not necessarily recommend changes to those components on an annual basis. Changes to the level or types of benefits within these categories, including considerations relating to the addition or elimination of benefits and plan design changes, are made by the Compensation Committee on an aggregate basis with respect to the group of employees entitled to those benefits, and not with reference to a particular Named Executive Officer’s compensation. Decisions about these components of compensation are made without reference to the Named Executive Officers’ salary and annual cash incentives, as they involve issues of more general application and often include consideration of trends in the industry or in the employment marketplace.

The Compensation Committee recommends for Board approval the base salary and annual incentive cash award components for each Named Executive Officer, including the President and Chief Executive Officer. Base salary changes are made mid-year with respect to Named Executive Officers. Such changes typically remain in effect for a 12-month period. For July 2011, base salary changes were made primarily based upon assessment of individual performance.

The process of assembling target total cash compensation for the Named Executive Officers is forward-looking in nature. The at-risk annual incentive cash award component is based on the expectation that target levels of performance will be achieved over the following year. Actual performance over the applicable measurement period may exceed or fall short of the targets resulting in the Named Executive Officer receiving an annual incentive cash award that is above or below the initial targeted level.

The objective of the compensation-setting process is to establish the appropriate level and mix of total compensation for each Named Executive Officer. The Compensation Committee believes that the accounting treatment of any given element of total cash compensation is a relevant consideration in the design and compensation-setting process and considers the effect, as applicable, when determining total cash compensation.

The Compensation Committee considers, but does not give undue weight to, the tax treatment of each component of compensation. Under Section 162(m) of the Internal Revenue Code, annual compensation paid to certain Named Executive Officers of publicly traded companies is not deductible if it exceeds $1 million unless it qualifies as “performance-based compensation” as defined in the Internal Revenue Code and related tax regulations. Base salary and compensation derived from restricted stock awards are not forms of performance-based compensation. Many fringe benefits also do not qualify as performance-based compensation. Stock options are treated as a form of performance-based compensation because their value is entirely dependent on the performance of the common stock in the market after the date the option is granted. Annual incentive cash awards may qualify as a form of performance-based compensation under the income tax regulations. In 2011 and for prior years, we have not been subject to tax deduction limitations under Section 162(m).

Exceptions to Procedures. The Compensation Committee may from time to time recommend to the full Board of Directors that they approve the payment of special cash compensation to one or more Named Executive Officers in addition to payments approved during the normal annual compensation-setting cycle. The Committee may make such a recommendation if it believes it would be appropriate to reward one or more Named Executive Officers in recognition of contributions to a particular project, or in response to competitive and other factors that were not addressed during the normal annual compensation-setting cycle.

The Committee will make off-cycle compensation decisions and recommendations whenever a current employee is promoted to executive officer status, or an executive officer is hired. The Committee may depart from the compensation guidelines it would normally follow for executives in the case of outside hires.

Annual Compensation—Named Executive Officers. In July 2011, the Compensation Committee recommended, and the full the Board of Directors approved, the total cash components of annual compensation for all the Named Executive Officers. The Compensation Committee considered the mix of compensation components related to OmniAmerican Bank’s short and long-term strategic plans and the Named Executive Officers’ roles, experience, responsibilities and knowledge of the organization. The Compensation Committee evaluated the overall level of total cash compensation for each Named Executive Officer after considering the recent performance of OmniAmerican Bank and the role of each Named Executive Officer, the criticality of each Named Executive Officer to the future success of OmniAmerican Bank in attaining its goals and their experience, contribution and knowledge of our organization. In addition, the Compensation Committee reviewed information provided to it by our Director of Human Resources. Details regarding base salary and annual incentive cash awards made to the Named Executive Officers are included in the detailed compensation tables following this section.

After establishing the target value for each Named Executive Officer’s overall total cash compensation, the Compensation Committee made detailed determinations for each element of that package in order to arrive at the desired overall result. The Compensation Committee set the 2011 mid-year base salary increases for each Named Executive Officer within target dollar ranges contemplated by internal guidelines. Salary increases for the Named Executive Officers, other than our President and Chief Executive Officer, represented increases ranging from 3.0% to 8.6%, compared to base salaries for the 2010-2011 period. The mid-year 2011 base salary increases for the Named Executive Officers (other than our President and Chief Executive Officer) were approved by the full Board in 2011, effective July 1, 2011, at $231,750 (for Ms. Wilkinson), $240,000 (for Ms. Almon), $221,450 (for Ms. Holland), and $190,000 (for Mr. Arnold), respectively.

Based upon a review of our President and Chief Executive Officer’s compensation conducted by The Whitney Smith Company in 2009, the Compensation Committee recommended that Mr. Carter’s base salary for the period from July 2009 to June 2010 be increased to $450,000 from $367,500, which targeted a base salary at approximately the 75th percentile of base salaries for executive officers in the same position at financial institutions with assets of approximately $1 billion. In conducting its mid-year reviews in July 2010 and July 2011, the Compensation Committee determined that Mr. Carter’s base salary continued to fairly represent the 75th percentile of base salaries for similarly situated Named Executive Officers and did not increase his base salary for such periods.

Executive Compensation

Summary Compensation Table. The following table summarizes the total compensation paid to or earned by President and Chief Executive Officer, Tim Carter; Senior Executive Vice President and Chief Financial Officer, Deborah B. Wilkinson; Senior Executive Vice President and Chief Operating Officer, Terry Almon; Senior Executive Vice President and Chief Lending Officer, Anne Holland; and Executive Vice President and Chief Credit Officer, T.L. Arnold for the years ended December 31, 2011, 2010 and 2009. We refer to these individuals as “Named Executive Officers.”

Summary Compensation Table for the Years Ended December 31, 2011, 2010 and 2009

Name and Principal Position	Year	(1) Salary	(2) Bonus		(3) Stock Awards	(4) Stock Option Awards	(2) Non-Equity Incentive Plan Compensation	(5) All Other Compensation	Total
Tim Carter President and Chief Executive Officer	2011 2010 2009	$467,325 458,671 422,902	$	— 60,000 20,000	$379,828 — —	$342,410 — —	$162,000 — —	$66,954 76,134 60,896	$1,418,517 594,805 503,798
Deborah B. Wilkinson Senior Executive Vice President and Chief Financial Officer	2011 2010 2009	$232,841 224,335 213,143	$	— 45,000 30,000	$145,943 — —	$131,564 — —	$56,000 — —	$25,918 23,224 11,782	$592,266 292,559 254,925
Terry Almon(6) Senior Executive Vice President and Chief Operating Officer	2011 2010	$237,278 231,535	$	— 45,000	$123,954 —	$111,745 —	$65,000 —	$40,827 13,256	$578,804 289,791
Anne Holland Senior Executive Vice President and Chief Lending Officer	2011 2010 2009	$218,233 214,708 182,976	$	— 17,000 17,000	$117,204 — —	$105,947 — —	$44,000 — —	$36,005 26,608 14,774	$521,389 258,316 214,750
T.L. Arnold(7) Executive Vice President and Chief Credit Officer	2011 2010	$186,917 173,675	$	— 25,000	$79,990 —	$72,107 —	$45,000 —	$20,005 17,400	$404,019 216,075

(1)	Salary represents actual base salary paid in the periods presented.
(2)	Reflects bonus and non-equity incentive plan compensation amounts earned for the fiscal year, whether or not actually paid during such year.
(3)	Amounts shown represent the grant date value of restricted stock awards, based on the closing price of $14.15 on June 13, 2011. The total number of restricted shares and the aggregate market value of such shares held by the applicable Named Executive Officer at December 31, 2011 are as follows: Mr. Carter, 26,843 shares valued at $421,435; Ms. Wilkinson, 10,314 shares valued at $161,930; Ms. Almon, 8,760 shares valued at $137,532; Ms. Holland, 8,283 shares valued at $130,043; and Mr. Arnold, 5,653 shares valued at $88,752. Values are based on the closing market value of $15.70 per share of common stock on December 31, 2011.
(4)	Amounts shown represent the grant date fair value of stock option awards granted June 13, 2011. The grant date fair value of stock options awarded to the Named Executive Officers in 2011 was $5.64 per share. The fair value was estimated on the grant date utilizing the Black-Scholes option valuation model based on the 30-day average stock price, stock volatility of 32.94%, risk-free interest rate of 2.30% and five years held. These options vest 20% per year beginning on the first anniversary of their grant date.
(5)	The amounts reflect what we have paid for, or reimbursed, the applicable Named Executive Officer for various benefits and perquisites which we provide. A break-down of the various elements of compensation in this column is set forth in the table immediately following.
(6)	Ms. Almon joined the Bank in July 2009, and became a Named Executive Officer with respect to the 2010 fiscal year.
(7)	Mr. Arnold was promoted to Executive Vice President in August 2009, and became a Named Executive Officer with respect to the 2010 fiscal year.

All Other Compensation (1)

	Mr. Carter	Ms. Wilkinson	Ms. Almon	Ms. Holland	Mr. Arnold
Employer 401(k) Matching Contribution	$12,250	$11,642	$11,864	$10,912	$9,296

Personal Use of Auto	2,700	—	—	—	—

Employee Stock Ownership Plan	12,688	12,049	11,939	11,287	9,611

Executive Life Insurance	2,785	—	—	—	—

Club Memberships	9,728	—	7,978	5,257	—

Mileage Allowance			7,200	7,200

Long Term Care Insurance	5,998	286	167	117	110

Other Compensation	—	—	—	—	—
Reimbursements/Payments:
Medical	14,532	—	—	—	—
Dental/Vision	769	—	—	—	—
Short Term Disability	1,224	—	—	—	—
Long Term Disability	4,280	1,941	1,679	1,232	988

Total	$66,954	$25,918	$40,827	$36,005	$20,005

(1)	The amounts shown in this table represent the break-down of the benefits and perquisites provided to the Named Executive Officers by OmniAmerican Bank.

Employment Agreement. OmniAmerican Bank entered into an employment agreement with Mr. Carter, effective February 23, 2010. The agreement had an initial term of three years. Prior to each annual anniversary date, the disinterested members of the Board conduct a comprehensive performance evaluation of Mr. Carter for purposes of determining whether to extend the agreement. Following the evaluation in 2011 and 2012, the disinterested members of the Board have extended the term of the agreement for an additional year, and may continue to do so on each subsequent anniversary date, such that the remaining term will be 36 months, unless a notice of nonrenewal is provided to the executive. If a notice of nonrenewal is provided to the executive, the agreement will terminate at the end of 36 months. The agreement provides for payment of base salary, which will be reviewed at least annually, and which may be increased, but not decreased (except for a decrease not in excess of any decrease that is applicable generally to all executive officers, as defined at 12 U.S.C. § 215.2(e)). In addition to base salary, Mr. Carter is entitled to participate in the bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees, and will be reimbursed for business expenses incurred, including fees for memberships in one country club and certain other professional and social clubs and organizations. In addition, Mr. Carter has been provided an automobile for his business and personal use under the agreement.

In the event of Mr. Carter’s involuntary termination of employment for reasons other than cause, disability or death, or in the event Mr. Carter resigns during the term of the agreement for “good reason” (as defined in the employment agreement), including such a termination or resignation following a change in control of OmniAmerican Bancorp, Inc. or OmniAmerican Bank, Mr. Carter will be entitled to a severance payment equal to three times the sum of his base salary and average rate of bonus awarded to him during the prior three years payable in a single cash lump sum distribution; provided, however, that if termination is following a change in control, the severance payment will be equal to three times the sum of base salary and highest level of bonus paid during the year or any of the three preceding years. In addition, Mr. Carter will have the right to purchase such continued health care coverage for himself and his family as is available to employees of OmniAmerican Bank under federal and Texas state health care continuation laws for the maximum period permitted by law. OmniAmerican Bank will reimburse him for the premiums through the end of the health care continuation period provided by law and thereafter will assist Mr. Carter in purchasing individual coverage for the remainder of a period of 36 months by paying up to $5,000 per month for such coverage. In addition, OmniAmerican Bank will reimburse Mr. Carter for a period of three years following termination of employment for the cost of life insurance coverage substantially comparable to the coverage maintained by OmniAmerican Bank for him prior to his termination. With respect to the policy owned by Mr. Carter for which OmniAmerican Bank pays one-half of the premium, OmniAmerican Bank will continue to make such payments for 36 months following his termination. For purposes of this agreement, circumstances that constitute “good reason” to resign and receive such payments and benefits are substantially similar to the circumstances that are listed in Mr. Carter’s existing employment agreement.

In addition to payments due to termination without cause and following a change in control, OmniAmerican Bank will make limited payments to Mr. Carter in the event of his death or disability while employed. For information on such payments, see “Potential Payments to Named Executive Officers” below.

Upon termination of employment, other than in connection with a change in control, Mr. Carter agrees not to compete with OmniAmerican Bancorp, Inc. or OmniAmerican Bank for two years following his termination, within 25 miles of the locations in which OmniAmerican Bancorp, Inc. or OmniAmerican Bank has business operations or has filed an application for regulatory approval to establish an office.

Change in Control Agreements. OmniAmerican Bank entered into change in control agreements with each of Deborah B. Wilkinson, Senior Executive Vice President and Chief Financial Officer, Terry Almon, Senior Executive Vice President and Chief Operating Officer, and Anne Holland, Senior Executive Vice President and Chief Lending Officer, on March 29, 2010, and T.L. Arnold, Executive Vice President and Chief Credit Officer, on March 29, 2011. The term of the agreements is two years. Prior to each annual anniversary date, the disinterested members of the Board conduct a comprehensive performance evaluation of each executive for purposes of determining whether to extend the agreements. Following the evaluations in 2011 and 2012, the disinterested members of the Board have extended the term of the agreements for an additional year, and may continue on each subsequent anniversary date, such that the remaining term will be 24 months, unless a notice of nonrenewal is provided to an executive. If a notice of nonrenewal is provided to an executive, the executive’s agreement will terminate at the end of 24 months.

In the event of a change in control of OmniAmerican Bancorp, Inc. or OmniAmerican Bank followed by the executive’s voluntary termination for “good reason” (as defined in the change of control agreements) or involuntary termination, other than for cause, the executive will be entitled to a severance payment.

In the event of a change in control followed by the executive’s involuntary termination other than for cause or resignation from employment for “good reason” the executive will be entitled to a severance payment equal to two times the sum of the executive’s base salary in effect as of the termination date, plus the highest rate of bonus earned by the executive during either the calendar year in which the termination occurs or the two calendar years immediately preceding the year in which the termination occurs. In addition, the executive will be entitled to continued health insurance coverage for the executive and the executive’s family as is customarily available to employees of OmniAmerican Bank and as required under federal and Texas health care continuation laws, and such coverage will be paid for or reimbursed by OmniAmerican Bank for two years following termination of employment or the maximum period of such coverage under the health care continuation law, whichever is less. Any cash severance payment will be made in a lump sum within 30 days following the executive’s termination date. The agreements provide that in the event the severance payments would include an “excess parachute payment” under Section 280G of the Internal Revenue Code, such benefits will be reduced accordingly to avoid penalties. For further information on the payments to our Named Executive Officers under these agreements, please see “Potential Payments to Named Executive Officers” below.

Equity Incentive Plan. The Company’s 2011 Equity Incentive Plan provides that in the event of a participant’s involuntary termination of employment following a “change in control” (as defined in the 2011 Equity Incentive Plan), all options and restricted stock awards will become fully exercisable. In addition, the Company’s Employee Stock Ownership Plan provides that in the event of a “change in control” (as defined in the Employee Stock Ownership Plan) or in the event of a participant’s retirement, disability or death, a participant’s account shall fully vest.

Performance and Incentive Plan Awards. OmniAmerican Bank implemented a non-equity incentive plan in accordance with which cash bonuses would be paid based on satisfaction of quantitative and qualitative performance criteria. For 2011, the performance criteria were approved by the Compensation Committee and included quantitative and qualitative corporate goals for all of our Named Executive Officers and qualitative individual goals for each of our Named Executive Officers. For 2011, the maximum bonus that any of our Named Executive Officers could achieve under this plan was approximately 45% of base salary, with a maximum bonus of approximately $202,500. Successful achievement of the corporate level goals accounted for 50% of the bonus, while achievement of individual goals accounted for 50% of the overall bonus for each Named Executive Officer. The corporate goals had three specific indicators, including: (i) financial performance based on exceeding $3.8 million in income before taxes, efficiency ratio of 79% and core deposits of 38%; (ii) risk management, including non-performing assets to total assets, non-performing loans to total assets, net charge-off percentage and average percentage of past due loans and compliance with audit and exam findings; and (iii) sales and service culture implementation including sales training, cross-sell initiatives, customer convenience and execution of retail and lending plans. The weight ascribed to any particular indicator ranged from 2% to 5% with an aggregate weight of 50%. Individual goals varied and were tailored to the job responsibilities of each officer. Each of our Named Executive Officers had approximately four to five qualitative indicators that must be achieved in order to receive the maximum potential bonus. For example, the indicators for our Chief Financial Officer included: (i) asset/liability management; (ii) strategic fiscal leadership; (iii) internal reporting and analysis to Management and Board; (iv) facilities management, to include providing direction to the property management company and leasing agent; and (v) insurance administration. Our Chief Operating Officer’s individual goals included: (i) performance management of branch management to meet or exceed cross-sell goals/initiative and implement bank-wide sales training efforts to support sales culture transformation; and (ii) streamline products and services provided to our customers. Our Chief Lending Officer’s individual goals included: (i) production unit performance to include loan growth, deposit growth, overall portfolio yield increase and effective expense management for the lending services group; (ii) overall performance management for direct reports; and (iii) teamwork to include leadership, cross collaboration and bank-wide initiatives. Our Chief Credit Officer’s individual goals included: (i) non-performing assets to total assets, loan portfolio write-off percentage, average percentage of past dues, and variance from classified assets reduction plan; (ii) performance management of turnover by unit and percentage of new hire retention; and (iii) build teamwork across lending and credit functions and lead by example through the executive management team. The weight ascribed to each of the Named Executive Officers individual goals ranged from 2% to 12% of the total bonus.

The following table sets forth for the year ended December 31, 2011 certain information as to grants of plan-based awards for the Named Executive Officers under the non-equity incentive plan and the 2011 Equity Incentive Plan:

Grants of Plan-Based Awards for the Fiscal Year Ended 2011

	Estimated Future Payments under Non-Equity Incentive Plan				Awards under 2011 Equity Incentive Plan
						Restricted Stock(1)		Stock Options(2)
Name	Grant Date	Threshold	Target	Maximum	Grant Date	# shares	Fair Value at Grant Date	# shares	Fair Value at Grant Date
Tim Carter	1/1/2011	$67,500	$135,000	$202,500	6/13/2011	26,843	$379,828	60,711	$342,410
Deborah B. Wilkinson	1/1/2011	28,969	57,938	86,906	6/13/2011	10,314	145,943	23,327	131,564
Terry Almon	1/1/2011	30,000	60,000	90,000	6/13/2011	8,760	123,954	19,813	111,745
Anne Holland	1/1/2011	27,681	55,363	83,044	6/13/2011	8,283	117,204	18,785	105,947
T.L. Arnold	1/1/2011	19,000	38,000	57,000	6/13/2011	5,653	79,990	12,785	72,107

(1)

Amounts shown represent the grant date fair value of restricted stock awards based on the closing price of $14.15 on June 13, 2011. These awards vest 20% per year beginning on the first anniversary of their grant date.

(2)

Amounts shown represent the grant date fair value of stock option awards granted June 13, 2011. The grant date fair value of stock options awarded to the Named Executive Officers in 2011 was $5.64 per share. The fair value was estimated on the grant date utilizing the Black-Scholes option valuation model based on the 30-day average stock price, stock volatility of 32.94%, risk-free interest rate of 2.30% and five years held. These options vest 20% per year beginning on the first anniversary of their grant date.

No stock options were exercised nor restricted stock vested during 2011.

For 2012, our incentive compensation plan requires that OmniAmerican Bancorp, Inc. achieve a threshold earnings per share of $0.41 for 100% of the incentive potential to be available for distribution and earnings per share of $0.38 for 50% of the incentive potential to be available for distribution. These targets are based upon estimated average outstanding shares of common stock, and will be recomputed based upon actual average outstanding shares of common stock for 2012. The bonus target (as a percentage of base salary) for our Named Executive Officers, including our President and Chief Executive Officer, is based upon the following: President and CEO – 30%; Senior Executive Vice Presidents – 25%; Executive Vice Presidents – 20%; Senior Vice President – 10%; and Management Committee Vice Presidents – 7.5%. The Named Executive Officers’ performance will be measured against the OmniAmerican Bank goals which are comprised of three specific indicators, including: (i) financial performance based on return on average assets of 0.40% and an efficiency ratio of 74.30%; (ii) asset quality, including non-performing assets to total assets under 1.25%, and charge-off percentage of less than 0.70% of average loans outstanding; (iii) targeted loan production of $363.4 million, targeted non-maturity deposit growth in average balance of $46.7 million, targeted new account cross-sell ratio at 3%, and completion of strategic projects related to improved delivery channels. The weight ascribed to any particular indicator will range from 10% to 15% with an aggregate weight of 100%. Levels of achievement have been set at threshold, target and maximum, with the bonus calculation determined by the level of achievement of the specific indicators outlined above.

The non-equity incentive plan contains a claw-back feature that permits the Company to recover any incentive payment if such payment was based on performance that was subsequently subject to a financial restatement or where performance targets were later reasonably determined not to have been achieved. In such situations, the Company retains the right to seek recovery of part of or the entire incentive award paid to any or all participant(s) whose actions may have contributed to such restatement or failure or who in the judgment of the Compensation Committee should no longer be entitled to an incentive payment due to the failure to achieve the performance goal.

Potential Payments to Named Executive Officers

The following table sets forth estimates of the amounts that would be payable to certain of the Named Executive Officers listed in our Summary Compensation Table for the year ended December 31, 2011, in the event of their termination of employment under their employment or change in control agreements on December 31, 2011 in designated circumstances. The table does not include vested or accrued benefits under qualified benefit plans that are disclosed elsewhere in this proxy statement. The table also does not provide information on the amounts to which Mr. Carter (or his beneficiary) would be entitled on his death under individual life insurance or disability policies for which we pay or reimburse Mr. Carter for part or all of the premium. The estimates shown are highly dependent on a variety of factors, including but not limited to: the date of termination; interest rates; federal, state and local tax rates; and compensation history. Actual payments due could vary substantially from the estimates shown. We consider each termination scenario listed in the following table to be exclusive of all other scenarios and do not expect that any of our executive officers would be eligible to collect the benefits shown under more than one termination scenario.

	Mr. Carter	Ms. Wilkinson	Ms. Almon	Ms. Holland	Mr. Arnold
Disability
Life Insurance	$94,500	$—	$—	$—	$—
Medical, dental and other health benefits	107,685	—	—	—	—

Total	202,185
Death
Medical, dental and other health benefits	15,163	—	—	—	—
Discharge Without Cause or Resignation With Good Reason – No Change in Control
Salary (lump sum)	1,350,000	—	—	—	—
Bonus (lump sum)	405,000	—	—	—	—
Medical, dental and other health benefits	107,685	—	—	—	—
Life insurance contribution	94,500	—	—	—	—

Total	1,957,185
Discharge Without Cause or Resignation With Good Reason – Change in Control
Salary (lump sum)	1,350,000	463,500	480,000	442,900	380,000
Stock awards(1)	421,435	161,930	137,532	130,043	88,752
Stock option awards(2)	342,410	131,564	111,745	105,947	72,107
Bonus (lump sum)	405,000	115,876	223,491	211,331	144,215
Medical, dental and other health benefits	107,685	20,213	12,746	44,172	11,079
Life insurance contribution	94,500	—	—	—	—

Total	2,721,030	893,083	965,514	934,393	696,153

(1)	Amounts shown represent the fully vested fair value of outstanding restricted stock awards based on the closing price of $15.70 per share on December 31, 2011.
(2)

Amounts shown represent the fully vested fair value of stock option awards granted June 13, 2011. The grant date fair value of stock options was $5.64 per share. The fair value was estimated on the grant date utilizing the Black-Scholes option valuation model based on the 30-day average stock price, stock volatility of 32.94%, risk-free interest rate of 2.30% and five years held. These options vest 20% per year beginning on the first anniversary of their grant date.

Tax Qualified Benefit Plans

401(k) Plan. OmniAmerican Bank maintains the OmniAmerican 401(k) Profit Sharing Plan, a tax-qualified defined contribution retirement plan, for all employees who have satisfied the 401(k) Plan’s eligibility requirements. A participant may contribute up to 100% of his or her compensation to the 401(k) Plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code. In addition to salary deferral contributions, the 401(k) Plan provides that OmniAmerican Bank will make matching contributions up to 5% of a participant’s salary for the year. A participant will vest in his or her matching contributions over a 6-year period at the rate of 20% per year, commencing in the second year.

Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account among a variety of investment options or vehicles available. In connection with the conversion, the 401(k) Plan was amended to permit investment in our common stock through the OmniAmerican Bancorp, Inc. Stock Fund. A participant will have the right to direct the trustee regarding the voting of shares purchased for his or her plan account.

Employee Stock Ownership Plan. In connection with its initial public stock offering, OmniAmerican Bank adopted an ESOP for eligible employees. Eligible employees who have attained age 21 and were employed by us as of the first day of the calendar year will participate in the ESOP on the later of the effective date of the ESOP or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period. The ESOP trustee purchased, on behalf of the ESOP, 952,200 shares, which represented 8% of the total number of shares of OmniAmerican Bancorp, Inc. common stock issued in the offering. The ESOP funded its stock purchase with a loan from OmniAmerican Bancorp, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through OmniAmerican Bank’s contribution to the ESOP and dividends payable on common stock held by the ESOP over the anticipated 25-year term of the loan. As the loan is repaid, shares will be allocated annually to participants’ accounts. Participants vest in their accounts over a 6-year period, with credit given for years of service prior to adoption of the ESOP, and will receive a distribution of their vested ESOP account balance upon termination of employment. Distributions will be made in a lump sum.

Defined Benefit Plan. OmniAmerican Bank maintains the OmniAmerican Bank Defined Benefit Plan, a tax-qualified defined benefit plan. Employees of OmniAmerican Bank who were age 21 or older and completed six months of employment were eligible to participate in the plan until the plan was amended to freeze participation as of December 31, 2006. Accordingly, no employees will become eligible to enter the plan on or after December 31, 2006. In addition, participants who entered the plan prior to December 31, 2006 and had an accrued benefit under the plan on that date, became fully vested in their accrued benefit as of December 31, 2006. Upon termination of employment on or after attaining age 65, a participant will be entitled to his or her accrued benefit as of December 31, 2006.

A participant who terminates employment prior to age 65 will be entitled to an early retirement benefit, provided that the participant has completed 10 years of employment. The early retirement benefit will be equal to the participant’s accrued benefit as of December 31, 2006, reduced by 5/9 percent for each complete calendar month and 5/18 percent for each complete calendar month in excess of 60 months that the participant’s termination date precedes the date on which the participant would have attained age 65. Payments of benefits under the plan are made in the form of a qualified joint and survivor life annuity if the participant has a spouse, or a straight life annuity for a participant who does not have a spouse, unless one of the optional forms of distribution has been selected. The optional forms of distribution under the plan include various annuities or a lump sum payment option.

In the event the participant dies while in active service, the participant’s beneficiary will be entitled to a qualified preretirement survivor annuity equal to the monthly benefit that would have been payable to a beneficiary if the participant retired and received his or her benefit in the form of a qualified joint and survivor annuity and immediately died thereafter, unless the participant or the beneficiary waived the qualified preretirement survivor annuity by electing to be paid a lump sum death benefit.

The following table sets forth the actuarial present value of the executive’s accumulated benefit under our pension benefit plan, along with the executive’s number of years of credited service under the plan. No payments were made under the plan to Named Executive Officer in 2011.

Name and Principal Position	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Deborah B. Wilkinson Senior Executive Vice President and Chief Financial Officer	OmniAmerican Bank Defined Benefit Plan	1	$46,507	$—

(1)	OmniAmerican Bank Defined Benefit Plan was frozen as of December 31, 2006. Years of credited service reflects years of service through December 31, 2006.

Directors’ Compensation

All non-employee directors received a fee of $1,000 per Board meeting and $750 per committee meeting attended during 2011. Directors received an annual retainer of $20,000 (paid quarterly). Additional annual retainers were paid to the following directors: Chairperson of the Board $10,000; Vice Chairperson of the Board $5,000; Chairperson of the Audit Committee $2,000; and Chairperson of the Compensation Committee $2,000 (paid quarterly).

The following table sets forth for the year ended December 31, 2011, certain information as to the total remuneration we paid to our directors other than Mr. Carter who receives no director fees.

Director Compensation Table for the Year Ended December 31, 2011

Name	Fees Earned or Paid in Cash(1)	All Other Compensation(2)	Stock Awards(3)	Stock Option Awards(4)	Total
Elaine Anderson	$57,250	$3,111	$70,750	$45,120	$176,231
Joan Anthony	43,500	3,325	70,750	45,120	162,695
Wayne P. Burchfield, Jr.	41,250	6,000	70,750	45,120	163,120
Patti Callan	45,500	5,190	70,750	45,120	166,560
Norman G. Carroll	42,750	3,514	70,750	45,120	162,134
Patrick D. Conley	42,750	2,550	70,750	45,120	161,170
James Herring	47,750	3,018	70,750	45,120	166,638
John F. Sammons, Jr.	47,000	3,120	70,750	45,120	165,990
Wesley R. Turner	34,500	2,376	70,750	45,120	152,746

(1)	See table following for breakdown of fees earned in 2011.
(2)	Consists of amounts paid for health insurance for directors. Board members are reimbursed up to $500 per month for their cost of health insurance.
(3)

Amounts shown represent the grant date fair value of restricted stock awards based on the closing price of $14.15 on June 13, 2011. The awards vest 33.3% per year beginning on the first anniversary of their grant date.

(4)

Amounts shown represent the grant date fair value of stock option awards granted June 13, 2011. The grant date fair value of stock options awarded to directors in 2011 was $5.64 per share. The fair value was estimated on the grant date utilizing the Black-Scholes option valuation model based on the 30-day average stock price, stock volatility of 32.94%, risk-free interest rate of 2.30% and five years held. These options vest 33.3% per year beginning on the first anniversary of their grant date.

The table below identifies the meetings, by type, for which each non-employee director received compensation from OmniAmerican Bank during the 2011 fiscal year. No additional compensation was received by directors for attendance at OmniAmerican Bancorp, Inc. board meetings.

Name	Regular Board Meetings	Special Board Meetings	Retainer	Enterprise Risk Management Meetings	Audit Committee Meetings	Compensation Committee Meetings	Nominating/ Corp Gov Committee Meetings
Elaine Anderson	$12,000	$1,000	$30,000	$750	$6,000	$7,500	$—
Joan Anthony	12,000	1,000	20,000	—	—	7,500	3,000
Wayne P. Burchfield, Jr.	12,000	1,000	20,000	2,250	3,000	—	3,000
Patti Callan	12,000	1,000	22,000	1,500	—	7,500	1,500
Norman G. Carroll	12,000	1,000	20,000	1,500	6,750	—	1,500
Patrick D. Conley	12,000	1,000	20,000	1,500	6,750	—	1,500
James Herring	12,000	1,000	22,000	750	6,750	3,000	2,250
John F. Sammons, Jr.	12,000	1,000	25,000	—	—	7,500	1,500
Wesley R. Turner	12,000	1,000	20,000	1,500	—	—	—

Transactions With Certain Related Persons

The Board of Directors has adopted a policy regarding Approval of Related Person Transactions. In accordance with the written policy, the Board of Directors, or such committee as the Board of Directors determines, is responsible for the review, approval and ratification of all transactions with related persons that are required to be disclosed under the rules of the Securities and Exchange Commission. Under the policy, a related person includes any of our directors, executive officers, certain stockholders, and any of their respective immediate family members. The policy applies to related person transactions which are transactions in which the Company participates, a related person has a direct or indirect material interest, and the amount exceeds $50,000. Under the policy, the Board of Directors, or such committee as the Board of Directors determines, will review periodically, but no less frequently than twice a year, a summary of the Company’s related person transactions, including the terms of the transactions, the business purpose of the transactions, and the benefits to the Company and to the relevant related person. In determining whether to approve or ratify a related person transaction, the Board of Directors will consider, among other factors, the following factors to the extent relevant to the related person transaction:

•	If the terms of the proposed transaction are at least as favorable to the Company as those that might be achieved with an unaffiliated third party;

•	The size of the transaction and the amount of consideration payable to the related person;

•	The nature of the interest of the related person;

•	If the transaction may involve a conflict of interest; and

•	If the transaction involves the provision of goods and services to the Company that are available from unaffiliated third parties.

After reviewing such information, the Board of Directors will determine whether to permit or to prohibit the related person transaction.

A related person transaction entered into without pre-approval of the Board of Directors shall not be deemed to violate the policy, or be invalid or unenforceable, so long as the transaction is brought to the Board of Directors as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by the policy.

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by OmniAmerican Bank to our executive officers, employees and directors in compliance with federal banking regulations. At December 31, 2011, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to persons not related to OmniAmerican Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

In addition, loans made to a director or executive officer must be approved in advance by a majority of the disinterested members of the Board of Directors. The aggregate amount of our loans to our executive officers and directors and their related entities was $2.2 million at December 31, 2011. As of December 31, 2011, these loans were performing according to their original terms and were made in compliance with federal banking regulations. There were no other related party transactions with directors or executive officers during the year ended December 31, 2011.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

On March 7, 2012, following a competitive process undertaken by the Audit Committee of the Board of Directors (the “Audit Committee”) of OmniAmerican Bancorp, Inc., the Audit Committee and the Board of Directors approved the selection of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012. As of the date of this report, KPMG LLP is in the process of its standard client evaluation procedures and has not accepted the engagement. McGladrey & Pullen, LLP (“McGladrey”) was notified on March 7, 2012 that it was dismissed and will not be retained as our independent registered public accounting firm for the fiscal year ending December 31, 2012. At the annual meeting, the stockholders will consider and vote on the ratification of the engagement of KPMG LLP for the year ending December 31, 2012. Representatives of KPMG LLP and McGladrey are not expected to attend the annual meeting.

The audit reports of McGladrey on the consolidated financial statements of OmniAmerican Bancorp, Inc. as of and for the fiscal years ended December 31, 2011 and 2010 did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principle.

During the two fiscal years ended December 31, 2011 and 2010, there were (i) no disagreements between OmniAmerican Bancorp, Inc. and McGladrey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of McGladrey would have caused McGladrey to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

OmniAmerican Bancorp, Inc. provided McGladrey with a copy of the disclosure to be included in a Current Report on Form 8-K, and requested McGladrey to furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the above statements. A copy of such letter, dated March 13, 2012, was filed as Exhibit 16.1 to the Form 8-K.

Although stockholder ratification of the independent registered public accounting firm is required by our Bylaws, even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interest of OmniAmerican Bancorp, Inc. and its stockholders.

Set forth below is certain information concerning aggregate fees billed for professional services rendered by McGladrey, who served as our independent registered public accounting firm during the years ended December 31, 2011 and 2010.

The aggregate fees included in the Audit Fees category were fees billed for the fiscal years for the audit of our annual financial statements and the review of our quarterly financial statements. The aggregate fees included in each of the other categories were fees billed in the stated periods.

	Year Ended December 31, 2011	Year Ended December 31, 2010
Audit Fees	$317,407	$183,821
Audit-Related Fees	11,500	28,949
Tax Fees	625	19,825
All Other Fees	—	15,000

Audit Fees. Audit fees of $317,407 and $183,821 for the years ended December 31, 2011 and 2010, respectively, were for professional services rendered for the audits of our consolidated financial statements and internal controls over financial reporting and review of the financial statements included in our quarterly reports on Form 10-Q.

Audit-Related Fees. Audit-related fees of $11,500 and $28,949 were billed for the years ended December 31, 2011 and 2010, respectively. The fees billed in 2011 were for assurance and related services for the Company’s retirement benefit plans and the Company’s financial statements for the U.S. Department of Housing and Urban Development for the year ended December 31, 2010. The fees billed in 2010 were for assurance and related services related to our retirement benefit plans.

Tax Fees. Tax fees of $625 and $19,825 for the years ended December 31, 2011 and 2010, respectively, were for services related to tax preparation and tax consultation services.

All Other Fees. Fees billed for professional services rendered for services or products other than those listed under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the year ended December 31, 2011 were zero, and in 2010, consisted of $15,000 for professional services related to our initial public stock offering completed in January 2010. No other fees for professional services were billed in the year ended December 31, 2011.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, either by approving an engagement prior to the engagement or pursuant to a pre-approval policy with respect to particular services. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All audit-related fees, tax fees and all other fees described above were approved either as part of our engagement of McGladrey or pursuant to the pre-approval policy described above.

In order to ratify the selection of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2012, the proposal must receive at least a majority of the votes represented at the annual meeting, without regard to broker non-votes, in favor of such ratification.

The Audit Committee of the Board of Directors recommends a vote “FOR” the ratification of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2012.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The compensation of our Principal Executive Officer and our four other most highly compensated executive officers of the Company (“Named Executive Officers”) is described in “PROPOSAL 1—ELECTION OF DIRECTORS—Executive Compensation.” Stockholders are urged to read the Executive Compensation section of this Proxy Statement, which discusses our compensation policies and procedures with respect to our Named Executive Officers.

In accordance with recently adopted changes to Section 14A of the Securities Exchange Act of 1934, as amended, stockholders will be asked at the annual meeting to provide their support with respect to the compensation of our Named Executive Officers by voting on the following advisory, non-binding resolution:

RESOLVED, that the stockholders of OmniAmerican Bancorp, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers described in the Executive Compensation section of the Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures set forth in that section.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our stockholders and encourages all stockholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution.

The Board of Directors unanimously recommends that you vote “FOR” the resolution set forth in Proposal 3.

The Board of Directors recommends a vote “FOR” each of the listed proposals.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED

AT AN ANNUAL MEETING

Our Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board of Directors, our Corporate Secretary must receive written notice not earlier than the 90th day nor later than the 80th day prior to date of the annual meeting; provided, however, that in the event that less than 90 days’ notice or prior public disclosure of the date of the annual meeting is provided to stockholders, then, to be timely, notice by the stockholder must be so received not later than the tenth day following the day on which public announcement of the date of such meeting is first made.

The notice with respect to stockholder proposals that are not nominations for director must set forth as to each matter such stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of such stockholder as they appear on OmniAmerican Bancorp, Inc.’s books and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of capital stock of OmniAmerican Bancorp, Inc. which are owned beneficially or of record by such stockholder and such beneficial owner; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

The notice with respect to director nominations must include: (i) as to each individual whom the stockholder proposes to nominate for election as a director, (A) all information relating to such person that would indicate such person’s qualification under Article 2, Section 12 of our Bylaws, including an affidavit that such person would not be disqualified under the provisions of Article 2, Section 12 of the Bylaws and (B) all other information relating to such individual that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation; and (ii) as to the stockholder giving the notice, (A) the name and address of such stockholder as they appear on OmniAmerican Bancorp, Inc.’s books and of the beneficial owner, if any, on whose behalf the nomination is made; (B) the class or series and number of shares of capital stock of OmniAmerican Bancorp, Inc. which are owned beneficially or of record by such stockholder and such beneficial owner; (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.

Nothing in this Proxy Statement shall be deemed to require us to include in our Proxy Statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

The 2013 Annual Meeting of Stockholders is expected to be held May 21, 2013. Accordingly, advance written notice for certain business, or nominations to the Board of Directors, to be brought before the next annual meeting must be received by our Corporate Secretary no earlier than February 20, 2013 and no later than March 2, 2013. If notice is received prior to February 20, 2013 or after March 2, 2013, it will be considered untimely, and we will not be required to present the matter at the stockholders meeting.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for our 2013 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at our executive office, 1320 South University Drive, Suite 900, Fort Worth, Texas 76107, no later than December 20, 2012. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the annual meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by OmniAmerican Bancorp, Inc. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares of common stock. In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies personally, by telegraph, telephone, electronic mail or other forms of communication without additional compensation. Our Annual Report on Form 10-K for the year ended December 31, 2011 has been mailed or made available online to all stockholders of record as of March 16, 2012. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing us.

BY ORDER OF THE BOARD OF DIRECTORS

Mary-Margaret Lemons Corporate Secretary

Fort Worth, Texas

March 30, 2012

X PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
OMNIAMERICAN BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS
May 15, 2012

The undersigned hereby appoints the full Board of Directors, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of common stock of OmniAmerican Bancorp, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at The Fort Worth Club, Bellevue Room, located at 306 W. 7th Street, Fort Worth, Texas, at 10:00 a.m. (Central Time) on Tuesday, May 15, 2012 and at any adjournment or postponement thereof. The Board of Directors is authorized to cast all votes to which the undersigned is entitled as follows:

	For	With-hold	For All Except
1. The election as Directors of all nominees listed below each to serve for a three-year term	☐	☐	☐

Wayne Burchfield, Jr., Patti Callan, and John Sammons, Jr.

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write the name(s) or number(s) of the nominee(s) in the space provided below.

____

The Board of Directors recommends a vote "FOR" Proposals 1, 2, and 3.

Check Box if You Plan to Attend Meeting → ☐

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS 1, 2, and 3 STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of OmniAmerican Bancorp, Inc. at the annual meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of OmniAmerican Bancorp, Inc. at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the annual meeting.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above ______________ Co-holder (if any) sign above

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

Detach above card, sign, date and mail in postage paid envelope provided.

OMNIAMERICAN BANCORP, INC.

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

The above signed acknowledges receipt from OmniAmerican Bancorp, Inc. prior to the execution of this proxy of a Notice of the annual meeting, audited financial statements and a proxy statement dated March 30, 2012.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

____

____

____

PROXY MATERIALS ARE AVAILABLE ON-LINE AT:

https://www.omniamerican.com/proxy

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